Exhibit 10.12

Execution Counterpart

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 20 day of April, 2018, by and between HANNOVER LIFE REASSURANCE COMPANY OF AMERICA (BERMUDA) LTD., a Bermuda insurance company (“Purchaser”), FIDELITY LIFE ASSOCIATION, a Legal Reserve Life Insurance Company organized under the laws of the State of Illinois (“Seller”), and EFINANCIAL, LLC, a Washington limited liability company (“Seller’s Designee”).

WHEREAS, Seller desires from time to time to sell to Purchaser certain compensation, commissions and related rights, as described herein, that would otherwise be payable by Seller to Seller’s Designee under those certain agency commission agreements most recently provided by Seller’s representatives to Purchaser’s representatives (collectively, the “Underlying Insurance Agreements”);

WHEREAS, Seller and Seller’s Designee are affiliates, and Seller’s Designee and Vericity (as defined below), the common parent to Seller and Seller’s Designee, receive good and valuable consideration from the agreements set forth herein;

WHEREAS, Purchaser shall acquire such compensation, commissions and related rights, as described herein, in consideration of making purchase price payments as set forth herein;

WHEREAS, Seller’s Designee agrees to forfeit its rights to receive compensation, commissions and related rights as described herein from its affiliate, Seller, in return for purchase price payments made by Purchaser as set forth herein; and

WHEREAS, the parties desire to enter into this Agreement which will control their course of dealing with respect to the purchase and sale of such compensation, commissions and other rights;

WHEREAS, Seller, Seller’s Designee and Hannover Life Reassurance Company of America, a reinsurance company domiciled within the United States in the State of Florida (“HLRA”) entered into that certain Purchase and Sale Agreement dated as of January 26, 2018 (the “Original PSA”);

WHEREAS, immediately prior to the effectiveness of this Agreement, HLRA, as Purchaser, under the Original PSA, assigned all of its rights, title, interests, liabilities and obligations under the Original PSA to Purchaser pursuant to a certain Assignment and Assumption dated as of even date herewith (the “Assignment and Assumption”), pursuant to which, as of the date thereof and immediately prior to the effectiveness of this Agreement, Purchaser assumed all such rights, title, interests, liabilities and obligations of HLRA under the Original PSA;

WHEREAS, the parties hereto desire to amend and restate the Original PSA to, among other things, amend the deadline and dollar cap contained within the definition of Funding Termination Date under the Original PSA;

WHEREAS, the parties to this Agreement desire to enter into this Agreement to amend and restate in its entirety the Original PSA, the terms of which are entirely superseded by the terms and provisions of this Agreement;

NOW, THEREFORE, Purchaser, Seller and Seller’s Designee do hereby agree, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, as follows:

Section 1. Definitions.

“Allocation and Payment Report” has the meaning set forth in Schedule A. attached hereto and made a part hereof.

“Assignment and Assumption” shall have the meaning set forth in the Recitals above.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or Orlando, Florida are authorized or required by law to close.

“Cancellations & Rescissions” shall mean that, as set forth herein, for any Subject Policy which is terminated due to a policyholder’s cancellation or insurer’s recision rights, Seller shall pay to Purchaser on the next Settlement Date following such cancellation or recision an amount equal to the Initial Amount previously paid by Purchaser for such Subject Policy.

“Commissionable Premium” shall mean with respect to each Subject Policy, the total, gross amount of all premiums and other sums paid by the policyholder during each Policy Year that such policy is in force during such policy’s level premium period (including, for the avoidance of doubt, for Settlement Periods after the Funding Termination Date), minus policy fees not exceeding $65.00 per policy per Policy Year. Commissionable Premium shall not be reduced by any Initial Amount Offsets that are payable or that have been paid.

“Conversions Exchanges & Replacements” shall mean, as set forth herein, for any Subject Policy that is converted, replaced with or exchanged for (i) a new insurance policy issued by Seller or one of its affiliates, or (ii) any new policy issued by any other insurance company that is caused by, or which results from, directly or indirectly, the efforts, marketing, sales or other actions of Seller, Seller’s Designee or one of their affiliates, Seller shall pay to Purchaser on the next Settlement Date an amount equal to the unamortized percentage of the Initial Amount previously paid by Purchaser for such policy, as such unamortized percentage is shown on Schedule B attached hereto and made a part hereof, applicable to the Policy Year in which such conversion, exchange or replacement occurs.

“Conveyed Property” shall mean, collectively, the Percent of Premium Fees and the Related Rights applicable to a particular Subject Policy.

“Default” shall have the meaning set forth in Section 7 below.

“Dispute” shall mean any dispute, deduction, claim, offset, defense or counterclaim of any kind pertaining to the Percent of Premium Fees or to the other Conveyed Property asserted by Seller’s Designee, Seller, one of their affiliates, a governmental regulator or other authority, or any other party, regardless of the final outcome or merit thereof.

“Event of Default” shall have the meaning set forth in Section 7 below.

“First Year Lapse” shall mean that, as set forth herein, for any Subject Policy which is lapsed due to the policyholder’s non-payment of premium during the first Policy Year, Seller shall pay to Purchaser on the next Settlement Date following such lapse an amount equal to (i) twelve (12) minus the number of months the Subject Policy was in force divided by (ii) twelve (12) multiplied by (iii) the Initial Amount with respect to such policy.

“Funding Termination Date” shall mean that date which is the earlier of (i) December 31, 2018 and (ii) that date when the aggregate of all Initial Amounts which have been funded by Purchaser hereunder equals or exceeds $20 million, net of all Initial Amount Offsets and all Percent of Premium Fees which Purchaser has received to date in accordance with the terms hereof.

“HLRA” shall have the meaning set forth in the Recitals above.

“Initial Amount” shall mean the purchase price payable by Purchaser to Seller’s Designee as to a particular New Subject Policy in consideration of Seller’s conveyance to Purchaser of the Percent of Premium Fees and other Conveyed Property pertaining to such Subject Policy. The Initial Amount for a particular Subject Policy shall be in an amount equal to (i) the Initial Amount Percentage applicable to such policy multiplied by (ii) the annualized Commissionable Premium during the first Policy Year for such policy.

“Initial Amount Offsets” shall mean all amounts due and payable to Purchaser by Seller on a particular Settlement Date as a result of (i) Conversions, Exchanges & Replacements, (ii) First Year Lapse, and (iii) Cancellations & Rescissions, which in each case, have occurred during the immediately preceding Settlement Period.

“Initial Amount Percentage” shall be that percentage applicable to a particular Subject Policy of a specific term, as set forth on Schedule C, attached hereto and made a part hereof.

“Liens” shall mean any statutory or other lien, pledge, hypothecation, mortgage, assignment, preference, priority, security interest, encumbrance, setoff right, offset or other charge on, against or affecting any Conveyed Property or any portion thereof or any interest therein, including without limitation, any financing lease or similar transaction, any financing statement or similar instrument under the Uniform Commercial Code or comparable law, any mechanics, materialmen’s or other similar liens or encumbrances.

“New Subject Policy” shall mean a Subject Policy satisfying all of the following conditions:

(i)	such Subject Policy is not a Subject Policy in respect of which Purchaser has previously paid an Initial Amount; and

(ii)	such Subject Policy is currently in force and all premiums then due and payable thereunder have been fully paid by the applicable policyholder.

“Obligations” shall have the meaning set forth in Section 9 below.

“Original PSA” shall have the meaning set forth in the Recitals above.

“Percent of Premium Fee Rate” shall mean the percentage rate applicable to a particular Subject Policy of a specific term, as set forth on Schedule C, attached hereto and made a part hereof.

“Percent of Premium Fees” shall mean an amount of money equal to (i) the Percent of Premium Fee Rate for a particular Subject Policy of a specific term, multiplied by (ii) the Commissionable Premium for such Subject Policy.

“Policy Year” shall mean with respect to a Subject Policy, the one calendar year period commencing upon the issuance date of the policy, and each one calendar year period thereafter, in each case commencing on the anniversary date of the policy’s issuance date.

“Related Rights” shall mean all consent, amendment, termination and any other substantive rights held by Seller under the Underlying Insurance Agreements that could impact the term, duration or persistency of any Subject Policy or the continued payment of Percent of Premium Fees hereunder, but shall not include any obligations, duties or liabilities of Seller thereunder, Without limiting the generality of the foregoing, the parties hereto understand that the Related Rights include, without limitation, any Lien, security interest, guaranty, offset, debit, setoff or other rights previously held by Seller pertaining to the Commissionable Premium or the payment by Seller of the Percent of Premium Fees as well as any rights and remedies that Seller may have under the Underlying Insurance Agreements pertaining to the same.

“Settlement Date” shall generally mean the 5th Business Day following the end of the previous Settlement Period.

“Settlement Period” hereunder shall mean each calendar month, with each such period ending on the last day of such calendar month; provided, however, (a) the first Settlement Period shall be deemed to have commenced as of March 1, 2018 and ended on March 31, 2018, and (b) the second Settlement Period commenced on April 1, 2018 and ended on April 30, 2018. For the avoidance of doubt, it is understood that Settlement Periods shall continue after the Funding Termination Date.

“Subject Policy” shall mean each and every RAPI Decision Life 10, 15, 20, and 30 year term life insurance policies sold by Seller’s Designee and issued by Seller, in accordance with the representations, warranties and covenants hereof (including without limitation, the covenants set forth in Section 11(1) below), from and after October 1, 2017 and prior to the Funding Termination Date.

“Vericity” shall mean Vericity Holdings, Inc., a Delaware corporation.

Section 2. Purchase and Sale of Conveyed Property.

Seller hereby sells, assigns, transfers, conveys and delivers to Purchasers, and Purchaser hereby purchases and receives from Seller, free and clear of any Liens or Disputes all rights, title and interests of Seller in and to the Conveyed Property. Seller makes the warranties set forth in Section 10 below as to itself and the Conveyed Property. As set forth below, Seller hereby indemnifies and holds Purchaser harmless from and against any claims or damages from any person or entity regarding Seller’s grant of The Conveyed Property to Purchaser absent the gross negligence or willful misconduct of Purchaser. Any amounts advanced by Purchaser pursuant to any future purchase and sale of Conveyed Property will be deemed to be a future advance by Purchaser, and the corresponding obligations of the Seller with respect to such property shall be deemed to be an obligation covered by this Agreement.

Section 3. Purchase Price; Percent of Premium Fees.

In reliance on the representations and warranties set forth herein and subject to satisfaction of all conditions precedent as set forth herein or in any other agreement between Seller and Purchaser, Purchaser hereby agrees to pay to Seller, in consideration of the conveyance to Purchaser of the Conveyed Property, a purchase price calculated as set forth in this Section 3 and payable as set forth in Section 4. With respect to each New Subject Policy, prior to the Funding Termination Date and so long as no Event of Default exists hereunder, Purchaser shall pay to seller, c/o Seller’s Designee, pursuant to the Efinancial account information set forth on Schedule D attached hereto and made a part hereof, a purchase price equal to the Initial Amount for a particular Subject Policy. Thereafter, no additional Initial Amount payments or any other payments shall be made by Purchaser with respect to that Subject Policy Upon receipt of the Initial Amount, Seller acknowledges that the Conveyed Property shall be fully and absolutely assigned and conveyed to Purchaser free and clear of any Liens or Disputes. In addition, thereafter, Seller shall pay to Purchaser on each succeeding Settlement Date all Percent of Premium Fees which Seller has received, directly or indirectly, from the policyholder of that Subject Policy during the preceding Settlement Period. Seller’s obligation to pay Purchaser Percent of Premium Fees shall extend for so long as the particular Subject Policy from which such fees derive remains in force, even if such time periods are after the Funding Termination Date. Seller hereby acknowledges that any and all rights it may claim to any Commissionable Premium, including all offset, setoff, debit and similar rights, are subject and subordinate, in all respects, to Purchaser’s rights to the Percent of Premium Fees derived therefrom. Seller’s Designee hereby acknowledges that any rights or interests it may claim to any Percent of Premium Fees, Initial Amount Offsets or other consideration periodically paid by Seller to Purchaser hereunder are fully and completely waived, relinquished and forfeited in consideration of Purchaser’s payment of each Initial Amount to Seller, an affiliate of Seller’s Designee, in accordance with the terms and provisions of this Agreement.

Section 4. Purchase Price Payments and Offsets.

Prior to the date hereof, under the Original PSA, HLRA, as the purchaser, advanced an aggregate amount of Initial Amounts equal to $4,468,150, net of all Percent of Premium Fees and all Initial Amount Offsets for all Subject Policies issued thereunder and received by HLRA through February 28, 2018, at which time the “Funding Termination Date” under the Original PSA had been reached. Also, prior to the date hereof, pursuant to a Letter of Intent between Seller and HLRA (which Letter of Intent is superceded hereby), HLRA has made an initial purchase price payment of $1,138,818, which represents an estimate of the Initial Amounts of all Subject Policies issued or to be issued during the first Settlement Period, net of

Percent of Premium Fees and Initial Amount Offsets for the Settlement Period of February, 2018 for all Subject Policies issued prior to February 28, 2018, all subject to the Original PSA. Also, subsequent to the Assignment and Assumption and substantially concurrently with the execution of this Agreement, Purchaser has made an initial purchase price payment of $1,035,370, which represents an estimate of the Initial Amounts of all Subject Polices issued or to be issued during the second Settlement Period, net of Percentage of Premium Fees and Initial Amount Offsets for the first Settlement Period for all Subject Policies issued during the first Settlement Period, all subject to this Agreement. As a result, as of the date of this Agreement a total of $6,642,338, net of Percent of Premium Fees and Initial Amount Offsets, has been paid by Purchaser or Purchaser’s predecessor -in -interest for all Conveyed Property, and such amount is hereby acknowledged by Seller to be outstanding and due and payable to Purchaser in accordance with the provisions of this Agreement.

On the next Settlement Date after the date of this Agreement and on each succeeding Settlement Date until the funding Termination Date, provided no Event of Default then exists, based on the representations, warranties and covenants set forth below, including without limitation, the covenants set forth in Section 11(1) below, Purchaser shall make, for each New Subject Policy that was issued during the preceding Settlement Period and for which no Initial Amount was previously paid, an aggregate Initial Amount payment to Seller’s Designee, in an amount equal to

(a) $1.2 million plus;

(b) the excess, if any, that the Initial Amounts in respect of Subject Policies issued during the immediately preceding Settlement Period exceeds $1.2 million as an estimate of Initial Amounts in respect of Subject Policies expected to be issued during the Settlement Period in which the Settlement Date falls minus;

(c) the amount, if any, that the Initial Amounts in respect of Subject Policies issued during the immediately preceding Settlement Period is less than $1.2 million minus:

(d) the total Percent of Premium Fees actually received by Purchaser during the immediately preceding Settlement Period minus: and

(e) the total of Initial Amount Offsets arising during the immediately preceding Settlement Period.

Notwithstanding the foregoing, in no event shall any monthly Initial Amount calculated in accordance with clauses (a) through (c) above be more than $2 million or less than the lesser of (x) such amount as is unfunded and remains available for funding by Purchaser in accordance with the definition of Funding Termination Date above and (y) $0.5 million; any carry-over shall be applied to the following Settlement Date and Settlement Period. If during any Settlement Period, the amount of (d) plus (e) immediately above exceeds the amount of (a) plus (b) minus (c), in each case, immediately above, Seller understands and agrees that it shall pay to Purchaser such excess amount within one (1) Business Day of demand by Purchaser.

From and after the Funding Termination Date, Seller shall continue to be obligated to pay (a) any Percent of Premium Fees and (b) any Initial Amount Offsets, in each case, not previously included in a Settlement Date calculation or otherwise paid under this Agreement Accordingly, on each Settlement Date following the end of each Settlement Period after the Funding Termination Date, Seller shall pay Purchaser any Percent of Premium Fees and any Initial Amount Offsets that arose during any prior Settlement Period, in each case, to the extent not previously included in a Settlement Date calculation or otherwise paid under this Agreement.

Section 5. Conditions Precedent to Purchase.

Prior to Purchaser paying the purchase price for the Conveyed Property on any Settlement Date and being otherwise bound by the terms of provisions of this Agreement, Seller shall execute and deliver this Agreement, legal opinions and such other information regarding the Underlying Insurance Agreements, the commissionable Premium, the Subject Policies and other matters related thereto as Purchaser may reasonably require, all in form and content reasonably satisfactory to Purchaser.

Section 6. [Intentionally Omitted].

Section 7. Events of Default.

An “Event of Default” shall be deemed to exist under this Agreement in the event of any of the following

(a)     Seller defaults in the payment or performance of any obligations under this Agreement or any other agreement by and between Purchaser and Seller;

(b)     Seller or Purchaser discovers or determines that any representation or warranty made by Seller or Seller’s Designee in the Agreement or any document executed in connection with this Agreement is false or misleading in any respect;

(c)     Any Dispute arises with respect to any portion of the Conveyed Property;

(d)     Seller or Seller’s Designee breaches any covenant or agreement contained in this Agreement or any other document executed in connection with this Agreement;

(e)    Dissolution, insolvency, cessation or termination of Seller’s business, or should Seller’s business be placed in receivership or any bankruptcy or insolvency proceeding;

(f)     The loss, sale, levy, destruction, attachment, seizure or other encumbrance of the Percent of Premium Fees; and

(g)    Seller and/or Seller’s Designee at any time is not directly or indirectly majority-owned and controlled by Vericity. As used herein, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the subject person or entity, whether through the ability to exercise voting power, by contract or otherwise.

The occurrence of any Event of Default under this Agreement shall be a “Default” which entitles Purchaser to exercise any applicable rights and remedies under.

Regardless of the foregoing, with respect to any non-monetary Event of Default, Seller shall have 5 Business Days’ notice and opportunity to cure such Event of Default prior to it becoming a Default hereunder. However, Purchaser maintains the express rights of setoff and recoupment, which it may exercise at any time with or without notice upon any Event of Default.

Section 8. Purchaser’s Remedies upon Seller’s Default.

In the event Seller is in Default, Purchaser shall have the right, in addition to any other right or remedy available under applicable law, but not the obligation, in Purchaser’s own name, or in the name of Seller, to take any one or more of the following actions, simultaneously or in such sequence as Purchaser shall determine in Purchaser’s sole discretion:

(a)     exercise all recoupment or setoff rights which Purchaser may have under this Agreement or under applicable law;

(b)     require Seller to repurchase, for cash, all or any part of the Conveyed Property sold to Purchaser under this Agreement for the purchase price paid by the Purchaser for such property minus any payments previously received by Purchaser from Seller related to such purchase price, as set forth in Section 4 above;

(c)     refuse to fund any further Initial Amounts following the issuance of New Subject Policies; and

(d)     exercise all other rights and remedies available to Purchaser.

Section 9. Interest on Obligations.

As used herein, “Obligations” shall mean all payment obligations owed by Seller to Purchaser hereunder, including without limitation, the payment of Percent of Premium Fees, all Initial Amount Offsets, all indemnification obligations of Seller set forth herein, and all fees and costs incurred by Purchaser hereunder. All Obligations of Seller to Purchaser which become due and unpaid upon Seller’s Default pursuant to Section 7 of this Agreement shall bear interest at the rate of 16% (Sixteen per cent) per annum, Interest will accrue on unpaid Obligations during the period beginning on the tenth day following the date on which Purchaser makes demand on Seller to repurchase the Conveyed Property(s) and ending on the date the Obligations are fully satisfied.

Section 10. Representations and Warranties of Seller.

Seller hereby represents, warrants and guarantees to Purchaser on the date hereof and on each Settlement Date as follows:

(a) that the information with respect to the Subject Policies, Seller’s financial statements and all other materials previously or hereafter submitted to Purchaser by Seller or Seller’s Designee in connection herewith are true, correct and complete in all material respects;

(b) all federal, state and other material tax returns and payments of any kind due or owing by Seller have been timely filed and paid , except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP;

(c) execution of this Agreement by Purchaser and payment of the purchase price set forth herein will thereby vest in Purchaser absolute ownership of the Conveyed Property (for each existing Subject Policy and for each future Subject Policy) free from any security interests, liens, claims or equities of third parties;

(d) prior to its sale to Purchaser hereunder, Seller is the sole owner of and has good, free and unencumbered title to the Percent of Premium Fees,

(e) execution and delivery of this Agreement and the conveyance by Seller of the Conveyed Property has been duly authorized by all necessary company actions, has received all necessary governmental and third-party approvals (if any shall be required), and does not and will not contravene or conflict with any provision of the organizational documents of Seller, any applicable law, any Underlying Insurance Agreement or any other material agreement, indenture, instrument, order or decree which is binding upon Seller, and this Agreement and all the other documents executed in connection herewith are legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited, by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(f) no other, sale, assignment, lien, security interest or pledge exists against any Conveyed Property;

(g) Seller’s chief executive office and the location where all books and records pertaining to the Conveyed Property are kept are at the address shown below for notice to Seller or such other address as Seller has notified Purchaser in writing, in advance;

(h) Seller is solvent, properly licensed and authorized to operate its business under the name designated herein, and is in good standing with and duly organized under the laws of the jurisdiction under which it was organized or incorporated, and has the requisite authority to transact business in each state in which it is engaged in business;

(i) Seller currently uses no trade name that has not been disclosed to Purchaser in writing;

(j) no petition in bankruptcy naming Seller as a debtor has been filed by or against Seller nor has Seller filed any petition seeking an arrangement of its debts or for any other relief under the Bankruptcy Code of the United States;

(k) that no application for appointment of a receiver or trustee for all or a substantial part of Seller’s property is pending;

(l) Seller has made no general assignment for the benefit of creditors;

(m) there is not of record, in any jurisdiction or filing office, any financing statement, notice of lien, tax lien, notice of assessment, assessment, assignment, charge, or other instrument of any kind covering any Conveyed Property;

(n) Seller is not in default (beyond all applicable notice and cure periods) in any material respect under any loan agreement, indenture, mortgage, security agreement, or other material agreement or obligation to which it is a party or by which any of its properties may be bound;

(o) there is no action, suit, investigation, or proceeding before any court, governmental authority, or arbitrator pending, or to the knowledge of Seller, threatened against or affecting Seller, that would, if adversely determined, have a material adverse effect on the financial condition or operations of Seller;

(p) there are no outstanding judgments against Seller that would have a material adverse effect on the financial condition or operations of Seller;

(q) neither Seller, Seller’s Designee, any affiliates of either of them, any reinsurers of Seller, any finance company, any other lender, nor any other person or party holds any ownership interest in, security interest in, lien rights on, or offset rights against, any of the Conveyed Property or any of the Commissionable Premium arising under any of the Subject Policies;

(r) other than Seller’s Designee, no other agent, producer, broker or other person or party is paid, receives or withholds any commission, fees or other compensation with respect to the Commissionable Premium;

(s) the exercise of any remedies by Purchaser under this Agreement or under applicable law relating to the Percent of Premium Fees and the other Conveyed Property will not contravene or conflict with any Underlying Insurance Agreements or applicable law, and will not require the consent or approval of Seller, any reinsurer or any other person or entity having any rights or interests pertaining to a Subject Policy;

(t) the Underlying Insurance Agreements delivered to Purchaser are in full force and effect, have not been amended, modified or waived and are enforceable on accordance with their terms. There are no other agreements, side letters or other documents of any sort pertaining to or affecting the Underlying Insurance Agreements;

(u) Seller has fully disclosed in writing to Purchaser all current pricing, sales, marketing and other business practices that are currently used regarding the sales and distribution of the Subject Policies; and

(v) Seller does not hold, and hereby fully relinquishes and releases to the extent it may be deemed to hold, any claim or cause of action against HLRA and/or Purchaser pertaining to the Original PSA, the Assignment and Assumption or otherwise.

THE PARTIES HAVE CAREFULLY CONSIDERED THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AS THEY RELATE TO EACH SUBJECT POLICY AND THE PERCENT OF PREMIUM FEES AND THE RELATED RIGHTS ASSOCIATED THEREWITH, AND UNDERSTANDS THAT ALL REPRESENTATIONS AND WARRANTIES

MADE BY SELLER SHALL BE DEEMED REAFFIRMED BY SELLER UPON ITS ENTERING INTO EACH NEW SUBJECT POLICY AND PURCHASER’S DELIVERY TO THE SELLER OF AN INITIAL AMOUNT PURCHASE PRICE ASSOCIATED THEREWITH. THE PARTIES ACKNOWLEDGE THAT ANY KNOWING OR RECKLESS ERROR OR OMISSION MADE BY THE OTHER PARTY IN THE REPRESENTATIONS OR WARRANTIES MADE HEREIN MAY SUBJECT THAT PARTY TO CIVIL PENALTIES, IN ADDITION TO CIVIL LIABILITY.

Section 11. Certain Covenants of Seller and Seller’s Designee.

Seller and Seller’s Designee covenant and agree that neither will, without prior written approval from Purchaser;

(a) move either Seller’s chief executive office or the location where books and records pertaining to the Conveyed Property are kept to a location outside of the location specified in the section entitled “Notices”, below without giving prior written notice to Purchaser;

(b) use any trade name without giving prior written notice to Purchaser;

(c) change its name or convert its corporate structure without giving prior written notice to Purchaser;

(d) take or omit taking any actions that would render any of Seller’s representations and warranties incorrect or incomplete;

(e) merge or consolidate with any other corporation or entity unless Seller is the continuing and surviving person;

(f) dissolve or cease its operations as they are now conducted;

(g) take, consent to or acquiesce in any action that would result in (i) Vericity failing to own and control, of record and beneficially, 100% of the outstanding voting membership interests of Seller or take any action to sell all or substantially all of Seller’s assets, or (ii) Vericity failing to own and control, of record and beneficially, at least a majority of the outstanding voting membership interests of Seller’s Designee or take any action to sell all or substantially all of Seller’s Designee assets;

(h) neither Seller nor Seller’s Designee will directly or indirectly solicit, encourage, support or permit the replacement of any Subject Policy;

(i) amend, modify or supplement any of the approved forms of Subject Policies from those forms which exist as the date of this Agreement, or amend, modify or supplement any of the Underlying Insurance Agreements;

(j) neither Seller nor Seller’s Designee will convey any security interest in, liens rights on, or offset rights against any of the Conveyed Property or any of the Commissionable Premium arising under any of the Subject Policies;

(k) pay to or withhold from any agent, producer, broker or other person or party any commission, fees or other compensation with respect to the Commissionable Premium; or

(l) neither Seller, Seller’s Designee, or any affiliates of either of them will make any material changes to the pricing, sales, marketing or other business practices that are used as of the date hereof regarding the sales and distribution of the Subject Policies.

Seller and Seller’s Designee each covenants that it will notify Purchaser in writing promptly upon the imposition or assessment of any, tax lien, assessment or similar levy against Seller or any of Seller’s assets, and upon any Dispute arising with respect to any Conveyed Property.

Section 12. Reports.

Seller shall provide to Purchaser:

(a) As soon as available, but in any event not later than the 3rd Business Day of each Settlement Period after the date hereof, an Allocation and Payment Report for the most recently ended Settlement Period, as well as seriatim files for all new Subject Policies in form and content reasonably acceptable to Seller and Purchaser.

(b) As soon as available, but in any event not later than two (2) Business Days after delivery thereof, copies of (i) any written or electronic reports or other information provided or received by Seller under any of the Underlying Insurance Agreements and (ii) any default or termination notices or other material notices given or received with respect to any Underlying Insurance Agreements and the actions being taken to cure or enforce the same.

(c) Within two (2) Business Days of becoming aware of any of the following, inform Purchaser of the same together with a reasonably detailed description of the steps being taken by Seller with respect thereto; (i) the occurrence of an Event of Default; or (ii) any litigation, arbitration or governmental investigation or preceding which have been instituted or, to the knowledge of Seller, is threatened against Seller, Seller’s Designee, the Commissionable Premium, the Conveyed Property or to which any of the Seller’s property is subject, including, without limitation, any actions taken by the department of insurance, insurance regulator or other governmental authority regarding any material actions involving Seller or Seller’s Designee.

(d) From time to time such other information concerning the Conveyed Property, any Underlying Insurance Agreements or the transactions hereunder as Purchaser may reasonably request, subject to any legal or contractual confidentiality restrictions.

Section 13. Books and Records.

Seller agrees, upon reasonable prior notice, to permit Purchaser access, not to exceed once per fiscal quarter unless an Event of Default has occurred and is continuing, to all books and records of the Seller, and as applicable, Seller’s Designee, including access to computer files and databases, during normal business hours.

Section 14. Resolution of Disputes.

Each party shall immediately notify the other party of the assertion by any party or person of any Dispute. Seller shall settle, at its own expense, all Disputes, subject to Purchaser’s approval, but Purchaser shall have the right, in its discretion, to settle any Dispute directly with the party or person involved upon such terms as Purchaser may deem advisable and at Seller’s expense without waiving Purchaser’s right to declare a Default, and any deficiency resulting from such settlement shall be the responsibility of Seller.

Seller specifically acknowledges and agrees that Purchaser is not assuming any liability or obligation of any kind to Seller’s customers or in any way relating to the Conveyed Property or any of Seller’s other accounts receivable, except as caused by Purchaser’s gross negligence or willful misconduct.

Section 15. INDEMNIFICATION.

The parties hereby unconditionally and irrevocably, jointly and severally, agrees to indemnify, defend and hold harmless (each such party providing such indemnification being the “Indemnifying Party”) the other party and, its officers, servants, employees, agents, attorneys, principals, directors, affiliates, shareholders, parents, subsidiaries, predecessors, successors, and assigns (collectively, the “Indemnified Parties”) from and against any and all Losses (as hereinafter defined) that any Indemnified Party may suffer, pay or incur as a result of, arising from or connected with any Claim (as hereinafter defined) threatened or asserted against any Indemnified Party, by any person or entity, except to the extent such Losses are attributable to the bad faith, willful misconduct or gross negligence of the Indemnified Party.

For purposes hereof, ‘‘Claims” shall mean all, claims, demands, lawsuits, causes of action, choses in action and other legal, governmental and/or administrative actions and proceedings of whatever nature or kind threatened, brought, or asserted against any Indemnified Party whether by reason or in consequence of direct action, counterclaim, cross-claim, third party claim, intervention, interpleader, or otherwise, even if groundless, false, meritless or fraudulent, and whether or not caused directly or indirectly, by any error, omission, act or negligence of any Indemnified Party so long as the claim, lawsuit, cause of action, chose in action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to, or be based upon, in whole or in part: (i) the obligations, duties, responsibilities, activities, acts or omissions of any Indemnifying Party, in connection with this Agreement; or (ii) as to matters where Purchaser and its related parties are the only Indemnified Parties, any matter whatsoever relating to any of the Percent of Premium Fees, other Conveyed Property or Initial Amount Offsets, including, without limitation, the use, ownership, sale, conversion, disposition, or collection of all or any portion of the Percent of Premium Fees, other Conveyed Property or Initial Amount Offsets (including compliance with laws).

For purposes hereof, “Losses” shall mean any losses, costs, damages, expenses, judgments, liabilities, obligations and penalties of whatever nature or kind, including, without limitation, attorneys’, accountants, and other professional fees; reasonable litigation expenses and court costs and expenses; amounts paid in settlement; amounts paid to discharge judgments, penalties, fines and amounts payable to or incurred by any Indemnified Party to any other person or entity, directly or indirectly, resulting from, arising out of or relating to one or more Claims.

In the event that an Indemnifying Party fails or refuses to defend any Indemnified Party as required herein, or an Indemnifying Party fails or refuses to engage independent counsel to defend any Indemnified Party to avoid any possible conflict of interest that results from joint representation of that party and any Indemnified Party by the same counsel, then, in such event, Indemnified Party, at its option, may engage counsel to defend the Indemnified Party and the Indemnifying Party consents, covenants and agrees to bear and pay all such reasonable legal fees and related costs just as though that party had incurred the same for its own account.

Section 16. Taxes.

All taxes and governmental charges imposed with respect to the sales of the goods related to the Conveyed Property shall be charged to Seller.

Section 17. Termination.

This Agreement shall automatically terminate upon the occurrence of the Funding Termination Date. Termination of this Agreement shall not terminate any of Seller’s other liabilities or obligations hereunder, including but not limited to (i) payment of Initial Offset Amounts not previously included in a Settlement Date calculation or otherwise paid under this Agreement, (ii) payment of all Percent of Premium Fees payable after the Funding Termination Date for any Subject Policy which then remains in force, and (iii) any obligations that may arise under Seller’s indemnification obligation described above.

Section 18. Waiver.

Any failure by Purchaser to exercise any of its rights hereunder shall not be deemed to be a waiver by Purchaser of such or any other rights, nor in any manner impair the subsequent exercise of the same or any other right, and any waiver by Purchaser of any Event of Default or Default shall not constitute a waiver of any subsequent Event of Default or Default.

Section 19. Choice of Law; Venue, Service of Process.

This Agreement shall be construed according to the laws of the State of New York, without regard to choice of law principles. Any action or proceeding against Seller under or in connection with this Agreement or any other agreement executed in connection herewith shall be brought in any state or federal court in New York, New York, and Seller hereby irrevocably submits to the exclusive jurisdiction of such courts and waives any objection it may now or hereafter have as to the venue of any such court as an inconvenient forum.

Section 20. WAIVER OF JURY TRIAL; CLASS ACTION WAIVER.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN

ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 21. Assignment; Successors and Assigns.

Purchaser may from time to time, without the consent of, but with prior written notice to, Seller, assign its rights, or sell participation interests, in and under this Agreement to any affiliate of Purchaser or to any other person or entity, and the assignee or participant shall be entitled to all of the rights and remedies of Purchaser under this Agreement, including its rights as a secured party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and assigns; however, Seller may not assign its obligations or rights under this Agreement without the written consent of Purchaser.

Section 22. Further Assurances.

Seller agrees to execute and deliver to Purchaser such notices of assignment and other documents as Purchaser may reasonably request to further document the sale and assignment of the Conveyed Property hereunder.

Section 23. Severability.

If any provision of this Agreement shall, for any reason, be held to violate any applicable law, then the remaining portion of this Agreement shall remain in full force and effect.

Section 24. Headings, Construction.

The headings contained in this Agreement are for reference purposes only and shall not modify or affect the terms of this Agreement in any manner.

Section 25. Saturday, Sunday or Legal Holiday.

If any day provided in this Agreement for the performance of any obligation should fall on a day which is not a Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next Business Day following such day.

Section 26. Notices.

All notices and requests hereunder shall be in writing (including email or facsimile transmission) and shall be sent to any party to the following address or to such other address as such party may, by written notice to the other parties, have designated as its address for such purpose:

If to Seller;

Fidelity Life Association

8700 W. Bryn Mawr Avenue

Suite 900S

Chicago, IL 60631

Attention:  Deputy General Counsel

Email:      michael.gooding@fidelitylife.com

Attention:  Chief Actuary

Email:       marc.cagen@fidelitylife.com

If to Seller’s Designee.

Efinancial, LLC

8700 W. Bryn Mawr Avenue

Suite 900S

Chicago, IL 60631

Attention: Deputy General Counsel

Email: michael.gooding@fidelitylife.com

Attention: Chief Actuary

Email: marc.cagen@fidelitylife.com

If to Purchaser:

Hannover Life Reassurance Company of America (Bermuda) Ltd.

c/o Appleby (Bermuda) Ltd.

Canon’s Court, 22 Victoria Street

Hamilton HM12, Bermuda

Email 1: FSOps@hlramerica.com

Email 2: FSReporting@hlramerica.com

with a copy of any notice to Purchaser being simultaneously sent to:

Hannover Life Reassurance Company of America

200 South Orange Avenue, Suite 1900

Orlando, FL 32801,

Attention: General Counsel

Email 1:    FSOps@hlramerica.com

Email 2:    FSReporting@hlramerica.com

Notices sent by email or facsimile transmission shall be deemed to have been given upon receipt by the sender of confirmation, via email transmission, of receipt thereof; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; notices sent by overnight courier shall be deemed to have been given one (1) Business Day after the date sent by reputable overnight courier, postage prepaid; and notices sent by hand delivery or overnight courier shall be deemed to have been given when received. The parties hereto authorize each other party to rely upon and comply with instructions or directions sent via unsecured email transmission and each party shall not be liable for any loss, liability or expense of any kind incurred by another party due to such party’s reliance upon and compliance with instructions or directions given by unsecured email transmission, provided, however, that such losses have not arisen from the gross negligence or willful misconduct of the receiving party, it being understood that the failure of the receiving party to verify or confirm that the person providing the instructions or directions, is, in fact, an authorized person does not constitute gross negligence or willful misconduct.

Section 27. Costs of Enforcement.

In the event of any default or breach by Seller under this Agreement, or any portion hereof, whether or not such enforcement becomes necessary by reason of a breach or default by Seller and/or in the event it becomes necessary for Purchaser to employ an attorney and incur other expenses to collect any Conveyed Property or Obligation, or to negotiate or otherwise render advice on this Agreement, Seller agrees to pay to Purchaser on demand, from time to time as such amounts are reasonably incurred by Purchaser, an amount or amounts equal to all reasonable fees, expenses, attorneys’ fees and costs incurred by Purchaser including but not limited to court costs and reasonable attorneys’ fees. The costs described in this section shall become Obligations under Section 9 of this Agreement. Furthermore, Seller agrees to reimburse Purchaser on demand for the actual amount of all reasonable costs and expenses, including reasonable attorneys’ fees, which Purchaser has incurred or may incur in:

(a) protecting, preserving or enforcing any right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any claims or Disputes; and

(b) complying with any subpoena or other legal process attendant to any litigation in which Seller is a party, including photocopying and travel expenses

Section 28. Electronic Signatures.

Seller agrees that any executed facsimile (faxed), electronic copy of documents, electronic signatures, or signature-stamped documents, received by Purchaser relating to this Agreement shall be deemed to be of the same force and effect as the original, manually executed documents.

Section 29. Obligations Absolute.

Seller agrees that its obligations shall not be released, diminished, impaired or affected by the occurrence of any one or more of the following events, all of which may occur without notice to or consent of Seller:

(a) Any release, partial release, subordination or loss of any security or guaranty at any time existing in connection with the obligations contained herein;

(b) The insolvency, bankruptcy, disability or incapacity of any Seller, any guarantor, or any other party now or hereafter obligated hereon;

(c) Any renewal, extension, and/or rearrangement of all or any portion of the obligations contained herein;

(d) Any neglect, delay, omission, failure or refusal of Purchaser to take or prosecute any action for the collection of the obligations provided herein;

(e) The unenforceability for any reason of all or any part of the obligations contained herein against any Seller, guarantor or other party;

(f) The finding of any payment by any Seller to constitute a preference under bankruptcy or similar debtor relief law;

(g) Any release or partial release of liability of any Seller, guarantor or other party; or

(h) Any other action that might impair rights in the nature of contribution or subrogation that Seller might otherwise have.

Section 30. Entire Agreement: Amendment.

This Agreement and the other instruments executed and delivered by Seller and Purchaser in connection herewith represents and embodies the final, entire agreement between the parties hereto and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral relating to the subject matter hereof, including any written proposal any letter of intent and the Original PSA, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements between the parties hereto. The provisions of this Agreement may not be amended or modified except by a written instrument executed by Purchaser, Seller’s Designee, and Seller.

Section 31. Conflict.

Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

Section 32. Nature of Agreement.

Seller and Purchaser have, for all legal and business purposes, characterized the sale of Percent of Premium and Related Rights by Seller to Purchaser pursuant to this Agreement as a purchase and sale transaction, and not a transaction for the use, forbearance or detention of money.

Section 33. Authority.

The individual signing below warrants and represents that s/he has the requisite authority to bind the entity on whose behalf s/he signs. Purchaser may rely on any Schedule that purports to come from the Seller and is under no duty to verify its authenticity or genuineness or the authority of the signatory.

Section 34. Confidentiality.

The parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the party to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of a party’s rights under this Agreement, (g) with the consent of the other parties, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (j) becomes available to such party on a non-confidential basis from a source other than Purchaser or Seller, as the case may be. For the purposes of this Section, “Information” as used herein means all financial information received from a party to this Agreement, other than any such information that is available to such party on a non-confidential basis prior to disclosure. Any party required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such party has exercised the same degree of care to maintain the confidentiality of such Information as such party would accord to its own confidential information. It is specifically agreed that invoices and other documents evidencing a Conveyed Property or other payment right sold hereunder shall not be confidential, and Purchaser may share such information as necessary in its collection efforts.

Section 35. Agreement Supersedes Original PSA.

The parties hereto acknowledge and agree that the terms of this Agreement amend and restate the Original PSA in its entirety and the terms and provisions of such Original PSA have been entirety superseded by the terms and provisions of this Agreement. The parties further acknowledge that, as of the date hereof, Purchaser is the sole “Purchaser” under the Original PSA, as amended and restated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day first above written.

PURCHASER:

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA (BERMUDA) LTD., a
Bermuda insurance company

By:	/s/ Dale Mensik
Name:	Dale Mensik
Title:	Senior Vice President

By:	/s/ Jeffrey R. Birt
Name:	Jeffrey R. Birt
Title:	CEO

SELLER:

FIDELITY LIFE ASSOCIATION, A LEGAL RESERVE LIFE INSURANCE COMPANY

By:	/s/ Jim Harkensee
Name:	Jim Harkensee
Title:	President

SELLER’S DESIGNEE:

EFINANCIAL, LLC, a Washington limited liability company

By:	/s/ Christopher Campbell
Name:	Christopher Campbell
Title:	President

SCHEDULE A

Form of Allocation and Payment Report

(See Attached)

Hannover/FLA Commission Financing/Acquisition Agreement

Allocation and Payment Report

As Of:

(1)	Estimate Initial Amount (Previous Settlement Period)

(2)	Initial Amount on actual production, previous settlement period

		Annualized Premium	Policy Count	Commissonable Premium	Initial Amount Percentage	Initial Amount
(a)	10 Year Term				135%
(b)	15 Year Term				135%
(c)	20 Year Term				145%
(d)	30 Year Term				145%
(e)	Total

(3)	Estimate Initial Amount (Current Settlement Period)

(4)	Percentage of Premium Fees, current settlement period

		Earned Premium (level term only)	Policy Count	Commissonable Premium (level term only)	Percent of Premium Fee Rate	Percent of Premium Fee
(a)	10 Year Term				28%
(b)	15 Year Term				28%
(c)	20 Year Term				21%
(d)	30 Year Term				21%

(e)	Total

(5)	Chargebacks (Initial Amount Offsets)

(6)	Net Settlement (2) - (1) + (3) - (4) - (5)

SCHEDULE B

Policy Year	Unamortized Percentage
1	100%
2	90%
3	80%
4	70%
5	60%
6	50%
7	40%
8	30%
9	20%
10	10%
11 and (thereafter)	0%

SCHEDULE C

Subject Policy Type	Initial Amount Percentage	Percent of Premium Fee Rate
10 Year Term	135%	28%
15 Year Term	135%	28%
20 Year Term	145%	21%
30 Year Term	145%	21%

SCHEDULE D

Efinancial Payment Account Information

Name of Bank	US Bank
ABA Number	1250000105
Account Name	Efinancial, LLC
Account Number	1 535 9239 7209